UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 8, 2016

Esperion Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35986	26-1870780
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3891 Ranchero Drive, Suite 150 Ann Arbor, MI	48108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (734) 887-3903

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 8, 2016, Esperion Therapeutics, Inc. (“Company”) entered into a Scientific Advisor Agreement (the “Advisor Agreement”) with Roger Newton, Ph.D. pursuant to which Dr. Newton will retire from his role as the Company’s Executive Chairman and Chief Scientific Officer and transition into the role of Scientific Advisor. The Advisor Agreement provides, among other things, that Dr. Newton shall (i) transition to the role of Scientific Advisor to the Company effective as of the start date of the Advisor Agreement; (ii) receive a base salary of $120,000 per year while serving as Scientific Advisor pursuant to the Advisor Agreement; (iii) continue to be eligible for employee benefits under the Company’s plans and programs; and (iv) continue to vest in his outstanding equity awards while continuing to provide services to the Company, pursuant to the terms of his existing equity awards. Upon transitioning to the role of Scientific Advisor, Dr. Newton will cease to be an executive officer of the Company but will remain a member of the Board of Directors of the Company.

The above description of the Advisor Agreement does not purport to be complete and is qualified in its entirety by the terms of the Advisor Agreement, a copy of which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Advisor Agreement, dated December 8, 2016, between the Company and Roger Newton, Ph.D.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 9, 2016	Esperion Therapeutics, Inc.

	By:	/s/ Tim M. Mayleben
Tim M. Mayleben
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Advisor Agreement, dated December 8, 2016, between the Company and Roger Newton, Ph.D.